                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                              ALLEGHANY CORPORATION
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    017175100
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 017175100                                            Page 1 of 4 Pages

      1)  Names of Reporting Persons

          IRS Identification No. Of Above Persons

                  The PNC Financial Services Group, Inc.   25-1435979

      2)  Check the Appropriate Box if a Member of a Group (See Instructions)

          a) [ ]

          b) [ ]

      3)  SEC USE ONLY


      4)  Citizenship or Place of Organization    Pennsylvania

      Number of Shares     5)  Sole Voting Power                           1,289

      Beneficially Owned   6)  Shared Voting Power                       305,655

      By Each Reporting    7)  Sole Dispositive Power                        -0-

      Person With          8)  Shared Dispositive Power                  112,990

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person   419,341

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

          See Instructions                                          [  ]

      11) Percent of Class Represented by Amount in Row (9)         5.59

      12) Type of Reporting Person   (See Instructions)             HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                              ALLEGHANY CORPORATION
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    017175100
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 017175100                                            Page 2 of 4 Pages

      1)  Names of Reporting Persons

          IRS Identification No. Of Above Persons

               PNC Bancorp, Inc.   51-0326854

      2)  Check the Appropriate Box if a Member of a Group (See Instructions)

          a)  [ ]

          b)  [ ]

      3)  SEC USE ONLY


      4)  Citizenship or Place of Organization    Delaware

      Number of Shares           5)  Sole Voting Power                    1,289

      Beneficially Owned         6)  Shared Voting Power                 305,655

      By Each Reporting          7)  Sole Dispositive Power                  -0-

      Person With                8)  Shared Dispositive Power            112,990

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person   419,341

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

          See Instructions                                           [ ]

      11) Percent of Class Represented by Amount in Row (9)          5.59

      12) Type of Reporting Person   (See Instructions)              HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                              ALLEGHANY CORPORATION
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    017175100
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 017175100                                            Page 3 of 4 Pages

      1)  Names of Reporting Persons

          IRS Identification No. Of Above Persons

               PNC Bank, National Association   22-1146430

      2)  Check the Appropriate Box if a Member of a Group (See Instructions)

            a)  [ ]

            b)  [ ]

      3)  SEC USE ONLY

      4)  Citizenship or Place of Organization    United States

      Number of Shares     5)  Sole Voting Power                           1,289

      Beneficially Owned   6)  Shared Voting Power                       305,655

      By Each Reporting    7)  Sole Dispositive Power                        -0-

      Person With          8)  Shared Dispositive Power                  112,990

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person   419,341

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
              See Instructions                                        [ ]

      11) Percent of Class Represented by Amount in Row (9)           5.59

      12) Type of Reporting Person   (See Instructions)               BK

                                                               Page 4 of 4 Pages

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2003:

(a)  Amount Beneficially Owned:                                   419,341 shares

(b)  Percent of Class:                                                      5.59

(c)  Number of shares to which such person has:

           (i)  sole power to vote or to direct the vote                   1,289

          (ii)  shared power to vote or to direct the vote               305,655

         (iii)  sole power to dispose or to direct the disposition of        -0-

          (iv)  shared power to dispose or to direct the disposition of  112,990


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)

ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 2004
--------------------------------------------------
Date

By:  /s/ Joan L. Gulley
--------------------------------------------------
Signature - The PNC Financial Services Group, Inc.

Joan L. Gulley, Vice President
--------------------------------------------------
Name & Title


February 10, 2004                                                      February  10, 2004
--------------------------------------------------                     ---------------------------------------------------
Date                                                                   Date

By:  /s/ Maria C. Schaffer                                             By: /s/ Joan L. Gulley
--------------------------------------------------                     ---------------------------------------------------
Signature - PNC Bancorp, Inc.                                          Signature - PNC Bank, National Association

Maria C. Schaffer, Executive Vice President                            Joan L. Gulley, Executive Vice President
--------------------------------------------------                     ---------------------------------------------------
Name & Title                                                           Name & Title

                     AN AGREEMENT TO FILE A JOINT STATEMENT
                WAS PREVIOUSLY FILED AS EXHIBIT A TO SCHEDULE 13G